Exhibit 5.1

July 30, 2012

CKE Inc.

6307 Carpinteria Ave., Ste. A.

Carpinteria, California 93013

RE:	CKE Inc., Registration Statement on Form S-1 (Registration Statement No. 333-181504)

Ladies and Gentlemen:

We have acted as counsel to CKE Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 15,333,334 shares of common stock, par value $0.01 per share, of the Company, of which 6,666,667 shares of common stock (the “Primary Shares”) will be sold by the Company, and 8,666,667 shares of common stock (the “Secondary Shares”) will be sold by Apollo CKE Holdings, L.P. (the “Selling Shareholder”). The Secondary Shares include 2,000,000 shares of common stock that may be sold by the Selling Shareholder upon the exercise of the underwriters’ option to purchase additional shares of common stock.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the form of the Company’s Amended and Restated Certificate of Incorporation and the form of the Company’s Amended and Restated Bylaws, in each case in the form filed as an exhibit to the Registration Statement and (ii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act and the Company’s Amended and Restated Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware:

(i)	the Primary Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; and

(ii)	the Secondary Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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